October 1, 2009

Mr. Steve Harding
President
American Exploration Corp.
Suite 700
407 2nd Street SW
Calgary, Alberta T2P2Y3
Canada

Re: Buena Vista Area
Letter Agreement Relating to Development of Acreage
Jefferson County, MS

Dear Mr. Harding

Mainland Resources, Inc.(hereinafter referred to as "Mainland"), is pleased to provide you this "Letter Agreement" setting forth our understanding of a joint development project between American Exploration Corp. and or its affiliates ("American") and Mainland. It is our intent that this Letter Agreement shall be binding on both parties to the extent set forth herein.

The Letter Agreement will cover the Buena Vista Area which is further defined as Sections 1,2,3,4,5,6,7,8,9,10,11,12,13,14,15,16,19,20,21,22,23,24,37 T10R2W and Sections 3,4,5,6,7,43 T9N-R2W all in Jefferson County, Mississippi.

Mainland and American have agreed to the following:

1. Mainland will commit approximately 8200+/- acres in the Buena Vista Area at a net revenue as defined by the agreements between Bruxoil/Westrock , Westrock/Mainland and the Westrock/ Mainland dated 6/22/09 and amendments subject thereto dated 8/25/09, 9/16/09, 9/24/09, 9/28/09 and 10/7/09. The acreage will be committed to the joint development project upon the closing of the acreage being purchased from Westrock in accordance with the Agreement and amendment agreements thereto.
2. This Agreement when executed by both parties will replace that certain Letter Agreement dated 9/25/09 between American and Mainland.
3. American will commit 5000 acres in the Buena Vista area at a net revenue as defined by the Agreements between Bruxoil/Westrock Agreement and the Westrock/American Agreements.
4. Mainland will be named as Operator of the Buena Vista Project area.
5. Mainland will propose the Initial Well to American on or before 60 days before the anticipated days before the anticipated spudding of the well. Mainland will submit an AFE summarizing the estimated costs to drill and complete the well. The well will be proposed to drill to at least a depth of 22,000 feet or a depth sufficient to test the Haynesville Shale formation. The initial Well Location, drilling depth and designated Unit will be determined by Mainland.

6. American will have a period of 30 days in which to submit their share of the funds required to drill and complete the initial proposed well. In the event Guggenheim elects to participate for their proportionate 10% of Mainland's Working Interest covering the 8200+/- acres the Working Interest in the initial well to completion in the event American pays for 20.00%, the Working Interest will be as follows:

   Mainland- 72.00%, Guggenheim- 8.00%, American Exploration- 20.00%

   The working interest in the initial well after completion and in the remainder of the acreage in the event American pays for their 20.00%:

   Mainland- 45.90%, Guggenheim- 5.100%, American- 49.00%

7. In the event American does not submit the funds to Mainland within the thirty (30) day period as outlined in 6. above, the Working Interest in the initial well to completion will be as follows:

   Mainland- 90.00%, Guggenheim- 10%

   The Working Interest in the Initial Well after completion and in the remainder of the Lands if American does not pay for their interest:

   Mainland- 72.00%, Guggenheim- 8.00%, American- 20.00%

8. In the event Guggenheim does not elect to participate for their proportionate 10% of Mainland's interest then Mainland will acquire Guggenheim's interest in all cases in paragraph 7, above.
9. Mainland must spud the proposed initial well within 30 days of the proposed Spud date as outlined in paragraph 5 above for this to be enforced.
10. In the event American does not participate in the first proposed well in a Designated unit after the initial proposed well they will forfeit all their right title and interest in that Designated Unit.
11. Mainland and American agree to provide any and all data acquired by either Party in the Buena Vista Area. It is understood and agreed that this Letter Agreement and its substance shall remain confidential by and between Mainland and American, all of whom agree to be bound by this confidentiality obligation. Any public announcement by American must be approved by Mainland in advance of the announcement.
12. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The Parties hereby consent to the jurisdiction and venue of the courts of Harris County, Texas.

Sincerely yours,

Michael J. Newport
President/CEO

Agreed to and Accepted this 13TH day of OCTOBER, 2009.

American Exploration Corp.

By____________________
Steve Harding, President/CEO